Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2024 Results

Consolidated Net Sales Decline of 6.6%
GAAP Diluted EPS of $0.94; Adjusted Diluted EPS of $1.94
GAAP Operating Margin Expansion of 190 Basis Points
Cash Flow from Operations of $121.1 Million, Increase of $159.5 Million
Free Cash Flow(1)(2) of $109.2 Million, Increase of $223.8 Million

Fiscal 2024 Outlook:
Maintains Consolidated Net Sales of $1.965-$2.015 Billion
GAAP Diluted EPS of $3.81-$4.67; Maintains Adjusted Diluted EPS of $8.50-$9.00
Maintains Adjusted EBITDA(1) Growth of 3.2%-6.3% and Free Cash Flow(1)(2) of $250-$270 Million
Maintains Net Leverage Ratio(1)(3) Reduction to Between 2.0X and 1.85X by the End of Year
Project Pegasus on Track to Deliver $20M Fiscal 2024 Savings Target

El Paso, Texas, July 10, 2023 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended May 31, 2023.

During the fourth quarter of fiscal 2023, the Company made changes to the structure of the organization as part of its global restructuring plan, Project Pegasus. As a result of these changes, the disclosures included herein reflect two reportable segments, Home & Outdoor and Beauty & Wellness. The previous Health & Wellness and Beauty operating segments have been combined into a single reportable segment, which is referred to herein as “Beauty & Wellness.” Comparative prior period segment information has been recast to conform to this change in reportable segments.

Executive Summary – First Quarter of Fiscal 2024 Compared to Fiscal 2023

•Consolidated net sales revenue of $474.7 million, a decrease of 6.6%
•Gross profit margin improvement of 380 basis points to 45.4% compared to 41.6%
•Operating margin of 8.6% compared to 6.7%
•Adjusted operating margin of 13.9% compared to 13.6%
•GAAP diluted EPS of $0.94 compared to $1.02
•Non-GAAP adjusted diluted EPS of $1.94 compared to $2.41
•Net cash provided by operating activities of $121.1 million compared to net cash used by operating activities of $38.4 million
•Non-GAAP adjusted EBITDA margin of 15.2% compared to 14.9%

Julien R. Mininberg, Chief Executive Officer, stated: “I am pleased to report that first quarter financial performance exceeded our expectations despite continued pressure on certain categories from lower consumer demand and shifting buying patterns. Several Leadership Brands outperformed and also grew market share in the United States. International sales also outperformed during the quarter as our strategic choice to Double Down on International continues to pay off.

As expected, we significantly improved our gross profit margin and expanded adjusted operating margin during the quarter. We also delivered outstanding free cash flow as we further reduced inventory and improved working capital. In line with our stated objective, we used our strong cash flow to reduce our debt, putting us in a better position to deploy additional capital sooner. Pegasus remains on track and its structural changes are working across our Regional Market Organizations, Business Segments, and

Shared Services. I am very pleased with how well our organization is executing, not only on Pegasus, but also across the many other initiatives underway to drive results this fiscal year and over the long term.”

Mr. Mininberg continued: “Today we are reiterating our outlook for the full fiscal year on sales, adjusted EPS, margin expansion, free cash flow, Pegasus savings, and year end net leverage ratio. We continue to expect adjusted EPS growth in the second half of fiscal 2024. Our outlook continues to include continued pressure on several of our categories as consumers continue to adjust their spending in an environment of inflation and interest rates that are expected to remain higher. Our retail partners now have more normalized inventory levels and are increasingly matching their orders to consumer demand after significant adjustments affecting nearly all consumer discretionary categories over the past year. Our focus remains on delivering consistent business results, using our strong cash flow to reinvest back into our business, and reengage our value-creation flywheel for sustained longer-term growth.”

	Three Months Ended May 31,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$234,263	$273,815	$508,078
Organic business (4)	(16,751)	(22,248)	(38,999)
Impact of foreign currency	(368)	(141)	(509)
Acquisition (5)	—	6,102	6,102
Change in sales revenue, net	(17,119)	(16,287)	(33,406)
Fiscal 2024 sales revenue, net	$217,144	$257,528	$474,672

Total net sales revenue growth (decline)	(7.3)%	(5.9)%	(6.6)%
Organic business	(7.2)%	(8.1)%	(7.7)%
Impact of foreign currency	(0.2)%	(0.1)%	(0.1)%
Acquisition	—%	2.2%	1.2%

Operating margin (GAAP)
Fiscal 2024	10.2%	7.2%	8.6%
Fiscal 2023	12.7%	1.5%	6.7%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2024	15.8%	12.4%	13.9%
Fiscal 2023	16.1%	11.6%	13.6%

	Three Months Ended May 31,		% Change	4-Year CAGR
(in thousands, except per share data) (unaudited)	2023	2022	FY24/FY23
Consolidated net sales revenue	$474,672	$508,078	(6.6)%	6.0%
Net income	22,581	24,595	(8.2)%	(13.7)%
Adjusted EBITDA (non-GAAP) (1)	72,358	75,523	(4.2)%	3.4%
Net cash provided (used) by operating activities	121,056	(38,428)	*	66.7%

Diluted EPS	$0.94	$1.02	(7.8)%	(12.6)%
Adjusted Diluted EPS (non-GAAP) (1)	1.94	2.41	(19.5)%	(1.5)%
* Calculation is not meaningful.

Consolidated Results - First Quarter Fiscal 2024 Compared to First Quarter Fiscal 2023

•Consolidated net sales revenue decreased $33.4 million, or 6.6%, to $474.7 million, compared to $508.1 million, primarily driven by a decrease from Organic business of $39.0 million, or 7.7%. The decline in Organic business was primarily due to lower sales in seasonal fan, hair appliance, air filtration, humidification, insulated beverage, and houseware categories. The decreases were primarily driven by SKU rationalization efforts, softer consumer demand, shifts in consumer spending patterns, a decrease in club channel programs, reduced orders from retail customers as they rebalance trade inventory levels, and the impact of the Bed, Bath and Beyond bankruptcy. These factors were partially offset by an increase in sales of thermometry and prestige market hair care products, an increase in online channel sales reflecting improved retailer replenishment orders, stronger consumer demand for travel-related products, and growth in international sales. The Organic business decline was partially offset by the contribution from the acquisition of Curlsmith of $6.1 million, or 1.2% to consolidated net sales revenue.

•Consolidated gross profit margin increased 380 basis points to 45.4%, compared to 41.6%. The increase was primarily due to the favorable comparative impact of EPA compliance costs of $9.5 million incurred in the prior year period, a more favorable product mix within Beauty & Wellness reflecting the benefits of SKU rationalization, a more favorable customer mix within Home & Outdoor, and lower inbound freight costs. These factors were partially offset by higher inventory obsolescence expense.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 40 basis points to 35.3%, compared to 34.9%. The increase in the consolidated SG&A ratio was primarily due to a charge of $4.2 million related to the bankruptcy of Bed, Bath & Beyond(7), the unfavorable leverage impact of the overall decrease in net sales, an increase in annual incentive compensation expense, and higher outbound freight costs. These factors were partially offset by the favorable comparative impacts of EPA compliance costs of $2.2 million and acquisition-related expense from the Curlsmith transaction incurred in the prior year period and lower share-based compensation expense.

•Consolidated operating income was $40.6 million, or 8.6% of net sales revenue, compared to $33.9 million, or 6.7% of net sales revenue. The 190 basis point increase in consolidated operating margin was primarily due to the favorable comparative impact of EPA compliance costs of $11.6 million incurred in the prior year period, lower share-based compensation expense, the favorable comparative impact of acquisition-related expense incurred in the prior year period, a more favorable product mix within Beauty & Wellness reflecting the benefits of SKU rationalization, a more favorable customer mix within Home & Outdoor, and lower inbound freight costs. These factors were partially offset by restructuring charges of $7.4 million, higher inventory obsolescence expense, a charge of $4.2 million related to the bankruptcy of Bed, Bath & Beyond(7), increased annual incentive compensation expense, an increase in outbound freight costs, and unfavorable operating leverage.
.
•Interest expense was $14.1 million, compared to $4.4 million. The increase in interest expense was primarily due to a higher average interest rate, partially offset by lower average levels of debt outstanding compared to the same period last year.

•Income tax expense as a percentage of income before income tax was 15.5% compared to 17.0%, primarily due to a decrease in tax expense for discrete items, partially offset by shifts in the mix of income in various tax jurisdictions.

•Net income was $22.6 million, compared to $24.6 million. Diluted EPS was $0.94, compared to $1.02. Diluted EPS decreased primarily due to higher interest expense and lower operating income in Home & Outdoor, partially offset by higher operating income in Beauty & Wellness and a decrease in the effective income tax rate.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 4.2% to $72.4 million compared to $75.5 million. Non-GAAP adjusted EBITDA margin improved to 15.2% compared to 14.9%.

On an adjusted basis (non-GAAP) for the first quarters of fiscal 2024 and 2023, excluding acquisition-related expenses, Bed, Bath & Beyond bankruptcy(7), EPA compliance costs, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $3.2 million, or 4.6%, to $66.2 million, or 13.9% of net sales revenue, compared to $69.3 million, or 13.6% of net sales revenue. The 30 basis point increase in adjusted operating margin was primarily driven by a more favorable product mix within Beauty & Wellness reflecting the benefits of SKU rationalization, a more favorable customer mix within Home & Outdoor, and lower inbound freight costs. These factors were partially offset by higher inventory obsolescence expense, increased annual incentive compensation expense, an increase in outbound freight costs, and unfavorable operating leverage.

•Adjusted income decreased $11.5 million, or 19.8%, to $46.7 million, compared to $58.2 million. Adjusted diluted EPS decreased 19.5% to $1.94 compared to $2.41. The decrease in adjusted diluted EPS was primarily due to higher interest expense and lower adjusted operating income in Home & Outdoor.

Segment Results - First Quarter Fiscal 2024 Compared to First Quarter Fiscal 2023

Home & Outdoor net sales revenue decreased $17.1 million, or 7.3%, to $217.1 million, compared to $234.3 million. The decrease was driven by a decline from Organic business of $16.8 million, or 7.2%, primarily due to a decline in the insulated beverage category and lower houseware sales due to a reduction in club channel programs and the impact of the Bed, Bath & Beyond bankruptcy. These factors were partially offset by an increase in online channel sales reflecting improved retailer replenishment orders and stronger consumer demand for travel-related products in the outdoor category.

Home & Outdoor operating income was $22.1 million, or 10.2% of segment net sales revenue, compared to $29.8 million, or 12.7% of segment net sales revenue. The 250 basis point decrease in segment operating margin was primarily due to a charge of $3.1 million related to the bankruptcy of Bed, Bath & Beyond(7), restructuring charges of $2.8 million, higher distribution expense, increased marketing expense, higher inventory obsolescence expense, an increase in outbound freight costs, and unfavorable operating leverage. These factors were partially offset by lower share-based compensation expense, a more favorable customer mix, and lower inbound freight costs. Adjusted operating income decreased 8.9% to $34.3 million, or 15.8% of segment net sales revenue, compared to $37.6 million, or 16.1% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $16.3 million, or 5.9%, to $257.5 million, compared to $273.8 million. The decline was driven by a decrease from Organic business of $22.2 million, or 8.1%, primarily due to lower sales of seasonal fans, hair appliances, and air filtration and humidification products primarily driven by SKU rationalization efforts, softer consumer demand, shifts in consumer spending patterns and reduced orders from retail customers as they rebalance trade inventory levels in line with softer consumer spending. The decline was partially offset by an increase in sales of thermometry and prestige market hair care products, growth in international sales, and the favorable comparative impact of shipping disruption in the same period last year caused by a weather-related incident involving an ancillary distribution facility. The Organic business decline was partially offset by the contribution of $6.1 million from the acquisition of Curlsmith.

Beauty & Wellness operating income was $18.5 million, or 7.2% of segment net sales revenue, compared to $4.1 million, or 1.5% of segment net sales revenue. The 570 basis point increase in segment operating margin was primarily due to the favorable comparative impact of EPA compliance costs of $11.6 million incurred in the prior year period, lower share-based compensation expense, the favorable comparative impact of acquisition-related expense incurred in the prior year period, a more favorable product mix driven by SKU rationalization efforts, lower distribution expense, reduced marketing expense, a decrease in legal fees, and lower inbound freight costs. These factors were partially offset by higher inventory obsolescence expense, restructuring charges of $4.6 million, higher annual incentive compensation expense, a charge of $1.1 million related to the bankruptcy of Bed, Bath & Beyond(7), an increase in outbound freight costs, and unfavorable operating leverage. Adjusted operating income increased 0.6% to $31.9 million, or 12.4% of segment net sales revenue, compared to $31.7 million, or 11.6% of segment net sales revenue.

Balance Sheet and Cash Flow - First Quarter Fiscal 2024 Compared to First Quarter Fiscal 2023

•Cash and cash equivalents totaled $38.9 million, compared to $49.3 million.
•Accounts receivable turnover was 67.5 days, compared to 67.6 days.
•Inventory was $433.9 million, compared to $613.6 million.
•Total short- and long-term debt was $837.2 million, compared to $1,105.6 million as a result of strong cash flow in the fourth quarter of fiscal 2023 and the first quarter of fiscal 2024.
•Net cash provided by operating activities for the first three months of the fiscal year was $121.1 million, compared to net cash used by operating activities of $38.4 million for the same period last year.
•Free cash flow(1)(2) was $109.2 million, compared to free cash flow of $(114.6) million for the same period last year, which include $7.1 million and $70.2 million of capital expenditures for the new distribution facility, respectively.

Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending, and improve its cash flow and working capital, as well as other activities. The Company anticipates these initiatives will create operating efficiencies, as well as provide a platform to fund future growth investments.

The Company continues to have the following expectations regarding Project Pegasus:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which the Company expects to substantially begin in fiscal 2024 and be substantially achieved by the end of fiscal 2026.
•Estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, approximately 50% in fiscal 2025 and approximately 25% in fiscal 2026.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.
•Total one-time pre-tax restructuring charges of approximately $85 million to $95 million over the duration of the plan, which are expected to be substantially completed by the end of fiscal 2024 and will primarily be comprised of severance and employee related costs, professional fees, contract termination costs, and other exit and disposal costs.
•All of the Company's operating segments and shared services will be impacted by the plan.

Fiscal 2024 Annual Outlook

The Company continues to expect consolidated net sales revenue in the range of $1.965 billion to $2.015 billion, which implies a decline of 5.2% to 2.8%. This continues to include a year-over-year decline of $35 million, or 1.7%, from the removal of Bed, Bath & Beyond revenue from the outlook, and a similar sized reduction from the Pegasus SKU rationalization initiative. The Company's sales outlook reflects what it believes will be a continued slower economy and uncertainty in spending patterns, especially for some discretionary categories. The Company has seen some reduction of trade inventory on a sequential basis as many key retailers have lowered their inventory on hand and expects that sell-in will more closely match sell-through in fiscal 2024.

The Company’s fiscal year net sales outlook reflects the following expectations by segment:
•Home & Outdoor net sales decline of 1.7% to growth of 1.0%; and
•Beauty & Wellness net sales decline of 8.0% to 5.8%.

The Company expects GAAP diluted EPS of $3.81 to $4.67 and non-GAAP adjusted diluted EPS in the range of $8.50 to $9.00, which implies an adjusted diluted EPS decline of 10.1% to 4.8%. This continues to reflect additional year-over-year expense from the restoration of annual incentive compensation expense to target levels, as well as higher interest and depreciation expense, totaling approximately $1.79, net of tax.

The Company expects consolidated adjusted EBITDA of $338 million to $348 million, which implies growth of 3.2% to 6.3%. Free cash flow is expected to be $250 million to $270 million. The Company's net leverage ratio(1)(3), as defined in its credit agreement, is expected to end fiscal 2024 at 2.0x to 1.85x.

In terms of the quarterly cadence of sales and adjusted diluted EPS, the Company continues to expect the majority of its net sales growth to be concentrated in the third quarter of fiscal 2024 and adjusted diluted EPS growth to be concentrated in the third and fourth quarters of fiscal 2024. The Company expects a decline in net sales of approximately 8% to 6% in the second quarter of fiscal 2024. The Company also expects to realize the benefits of debt deleveraging and lower inbound freight and product costs more fully in the second half of the year. Accordingly, the Company expects a decline in adjusted diluted EPS of approximately 20% to 30% in the first half of fiscal 2024, with near offsetting growth in the second half of the year.

The Company’s consolidated net sales and EPS outlook also reflects the following assumptions:
•the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•June 2023 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•expected interest expense in the range of $55 million to $57 million based on the current assumption the Federal Open Market Committee will increase interest rates by a cumulative 100 basis points during calendar year 2023;
•a reported GAAP effective tax rate range of 21.0% to 19.0% for the full fiscal year 2024 and an adjusted effective tax rate range of 13.5% to 12.5%; and
•an estimated weighted average diluted shares outstanding of 24.2 million.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2024 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Monday, July 10, 2023. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on July 10, 2023, until 11:59 p.m. Eastern Time on July 24, 2023, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13739490. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2023, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company’s central global Enterprise Resource Planning systems and other peripheral information systems, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company’s ability to deliver products in a timely manner, the Company’s ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company’s gross profit and operating results, the Company’s dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company’s dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the current conflict between Russia and Ukraine, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with the use of licensed trademarks from or to third parties, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company’s reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, divestitures and global restructuring plans, including Project Pegasus, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company’s dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, increased costs of raw materials, energy and transportation, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, risks associated with foreign currency exchange rate fluctuations, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2023		2022
Sales revenue, net	$474,672	100.0%	$508,078	100.0%
Cost of goods sold	259,041	54.6%	296,907	58.4%
Gross profit	215,631	45.4%	211,171	41.6%
Selling, general and administrative expense (“SG&A”)	167,635	35.3%	177,230	34.9%
Restructuring charges	7,355	1.5%	2	—%
Operating income	40,641	8.6%	33,939	6.7%
Non-operating income, net	137	—%	67	—%
Interest expense	14,052	3.0%	4,373	0.9%
Income before income tax	26,726	5.6%	29,633	5.8%
Income tax expense	4,145	0.9%	5,038	1.0%
Net income	$22,581	4.8%	$24,595	4.8%

Diluted earnings per share (“EPS”)	$0.94		$1.02

Weighted average shares of common stock used in computing diluted EPS	24,134		24,122

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$234,263	$273,815	$508,078
Organic business (4)	(16,751)	(22,248)	(38,999)
Impact of foreign currency	(368)	(141)	(509)
Acquisition (5)	—	6,102	6,102
Change in sales revenue, net	(17,119)	(16,287)	(33,406)
Fiscal 2024 sales revenue, net	$217,144	$257,528	$474,672

Total net sales revenue growth (decline)	(7.3)%	(5.9)%	(6.6)%
Organic business	(7.2)%	(8.1)%	(7.7)%
Impact of foreign currency	(0.2)%	(0.1)%	(0.1)%
Acquisition	—%	2.2%	1.2%

Consolidated Net Sales by Geographic Region (6)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2023		2022
Domestic sales revenue, net	$359,559	75.7%	$396,746	78.1%
International sales revenue, net	115,113	24.3%	111,332	21.9%
Total sales revenue, net	$474,672	100.0%	$508,078	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$22,116	10.2%	$18,525	7.2%	$40,641	8.6%
Bed, Bath & Beyond bankruptcy (7)	3,087	1.4%	1,126	0.4%	4,213	0.9%
Restructuring charges	2,790	1.3%	4,565	1.8%	7,355	1.5%
Subtotal	27,993	12.9%	24,216	9.4%	52,209	11.0%
Amortization of intangible assets	1,777	0.8%	2,880	1.1%	4,657	1.0%
Non-cash share-based compensation	4,498	2.1%	4,799	1.9%	9,297	2.0%
Adjusted operating income (non-GAAP)	$34,268	15.8%	$31,895	12.4%	$66,163	13.9%

	Three Months Ended May 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$29,793	12.7%	$4,146	1.5%	$33,939	6.7%
Acquisition-related expenses	78	—%	2,676	1.0%	2,754	0.5%
EPA compliance costs (8)	—	—%	11,644	4.3%	11,644	2.3%
Restructuring charges	—	—%	2	—%	2	—%
Subtotal	29,871	12.8%	18,468	6.7%	48,339	9.5%
Amortization of intangible assets	1,746	0.7%	2,615	1.0%	4,361	0.9%
Non-cash share-based compensation	5,998	2.6%	10,621	3.9%	16,619	3.3%
Adjusted operating income (non-GAAP)	$37,615	16.1%	$31,704	11.6%	$69,319	13.6%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2023
Net income, as reported (GAAP)	$22,581	4.8%
Interest expense	14,052	3.0%
Income tax expense	4,145	0.9%
Depreciation and amortization	10,715	2.3%
EBITDA (non-GAAP)	51,493	10.8%
Add: Bed, Bath & Beyond bankruptcy	4,213	0.9%
Restructuring charges	7,355	1.5%
Non-cash share-based compensation	9,297	2.0%
Adjusted EBITDA (non-GAAP)	$72,358	15.2%

	Three Months Ended May 31, 2022
Net income, as reported (GAAP)	$24,595	4.8%
Interest expense	4,373	0.9%
Income tax expense	5,038	1.0%
Depreciation and amortization	10,498	2.1%
EBITDA (non-GAAP)	44,504	8.8%
Add: Acquisition-related expenses	2,754	0.5%
EPA compliance costs	11,644	2.3%
Restructuring charges	2	—%
Non-cash share-based compensation	16,619	3.3%
Adjusted EBITDA (non-GAAP)	$75,523	14.9%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$22,116	10.2%	$18,525	7.2%	$40,641	8.6%
Depreciation and amortization	4,402	2.0%	6,313	2.5%	10,715	2.3%
Non-operating income, net	—	—%	137	0.1%	137	—%
EBITDA (non-GAAP)	26,518	12.2%	24,975	9.7%	51,493	10.8%
Add: Bed, Bath & Beyond bankruptcy	3,087	1.4%	1,126	0.4%	4,213	0.9%
Restructuring charges	2,790	1.3%	4,565	1.8%	7,355	1.5%
Non-cash share-based compensation	4,498	2.1%	4,799	1.9%	9,297	2.0%
Adjusted EBITDA (non-GAAP)	$36,893	17.0%	$35,465	13.8%	$72,358	15.2%

	Three Months Ended May 31, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$29,793	12.7%	$4,146	1.5%	$33,939	6.7%
Depreciation and amortization	4,495	1.9%	6,003	2.2%	10,498	2.1%
Non-operating income, net	—	—%	67	—%	67	—%
EBITDA (non-GAAP)	34,288	14.6%	10,216	3.7%	44,504	8.8%
Add: Acquisition-related expenses	78	—%	2,676	1.0%	2,754	0.5%
EPA compliance costs	—	—%	11,644	4.3%	11,644	2.3%
Restructuring charges	—	—%	2	—%	2	—%
Non-cash share-based compensation	5,998	2.6%	10,621	3.9%	16,619	3.3%
Adjusted EBITDA (non-GAAP)	$40,364	17.2%	$35,159	12.8%	$75,523	14.9%

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$26,726	$4,145	$22,581	$1.11	$0.17	$0.94
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.17	—	0.17
Restructuring charges	7,355	92	7,263	0.30	—	0.30
Subtotal	38,294	4,290	34,004	1.59	0.18	1.41
Amortization of intangible assets	4,657	606	4,051	0.19	0.03	0.17
Non-cash share-based compensation	9,297	641	8,656	0.39	0.03	0.36
Adjusted (non-GAAP)	$52,248	$5,537	$46,711	$2.16	$0.23	$1.94

Weighted average shares of common stock used in computing diluted EPS						24,134

	Three Months Ended May 31, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$29,633	$5,038	$24,595	$1.23	$0.21	$1.02
Acquisition-related expenses	2,754	2	2,752	0.11	—	0.11
EPA compliance costs	11,644	175	11,469	0.48	0.01	0.48
Restructuring charges	2	—	2	—	—	—
Subtotal	44,033	5,215	38,818	1.83	0.22	1.61
Amortization of intangible assets	4,361	490	3,871	0.18	0.02	0.16
Non-cash share-based compensation	16,619	1,084	15,535	0.69	0.04	0.64
Adjusted (non-GAAP)	$65,013	$6,789	$58,224	$2.70	$0.28	$2.41

Weighted average shares of common stock used in computing diluted EPS						24,122

Selected Consolidated Balance Sheet, Liquidity and Cash Flow Information
(Unaudited) (in thousands)

	May 31,
	2023	2022
Balance Sheet:
Cash and cash equivalents	$38,869	$49,254
Receivables, net	349,699	475,904
Inventory	433,913	613,625
Total assets, current	856,057	1,176,499
Total assets	2,872,828	3,144,254
Total liabilities, current	440,791	603,335
Total long-term liabilities	917,129	1,184,497
Total debt	837,157	1,105,569
Stockholders' equity	1,514,908	1,356,422

	Three Months Ended May 31,
	2023	2022
Accounts receivable turnover (days) (9)	67.5	67.6
Inventory turnover (times) (9)	2.1	2.1
Working capital	$415,266	$573,164
Current ratio	1.9:1	1.9:1
Ending debt to ending equity ratio	55.3%	81.5%
Return on average equity (9)	9.8%	14.7%

	Three Months Ended May 31,
	2023	2022
Cash Flow:
Depreciation and amortization	$10,715	$10,498
Net cash provided (used) by operating activities	121,056	(38,428)
Capital and intangible asset expenditures	11,877	76,202
Net debt (repayments) proceeds	(97,563)	292,100
Payments for repurchases of common stock	4,446	18,224

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided (Used) by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2023	2022
Net cash provided (used) by operating activities (GAAP)	$121,056	$(38,428)
Less: Capital and intangible asset expenditures	(11,877)	(76,202)
Free cash flow (non-GAAP)	$109,179	$(114,630)

Fiscal 2024 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

	Fiscal 2023	Outlook Fiscal 2024
Net sales revenue	$2,072,667	$1,965,000	—	$2,015,000
Net sales revenue decline		(5.2)%	—	(2.8)%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Operating Income to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)
and Adjusted EBITDA (Non-GAAP) (1) (Unaudited) (in thousands)

	Three Months Ended May 31, 2023	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2024
Operating income, as reported (GAAP)	$40,641	$131,646	—	$156,396	$172,287	—	$197,037
Depreciation and amortization	10,715	53,071	—	46,975	63,786	—	57,690
Non-operating income, net	137	1,088	—	838	1,225	—	975
EBITDA (non-GAAP)	51,493	185,805	—	204,209	237,298	—	255,702
Add: Bed, Bath & Beyond bankruptcy	4,213	—	—	—	4,213	—	4,213
Restructuring charges	7,355	60,496	—	52,614	67,851	—	59,969
Non-cash share-based compensation	9,297	19,341	—	18,819	28,638	—	28,116
Adjusted EBITDA (non-GAAP)	$72,358	$265,642	—	$275,642	$338,000	—	$348,000

Reconciliation of Non-GAAP Financial Measures - Fiscal 2024 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) (1) (Unaudited)

	Three Months Ended May 31, 2023	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2024
Diluted EPS, as reported (GAAP)	$0.94	$2.87	—	$3.73	$3.81	—	$4.67
Bed, Bath & Beyond bankruptcy, net of tax	0.17	—	—	—	0.17	—	0.17
Restructuring charges, net of tax	0.30	2.45	—	2.13	2.75	—	2.43
Subtotal	1.41	5.32	—	5.86	6.73	—	7.27
Amortization of intangible assets, net of tax	0.17	0.50	—	0.48	0.67	—	0.65
Non-cash share-based compensation, net of tax	0.36	0.74	—	0.72	1.10	—	1.08
Adjusted diluted EPS (non-GAAP)	$1.94	$6.56	—	$7.06	$8.50	—	$9.00

Reconciliation of Non-GAAP Financial Measures - Fiscal 2024 Outlook for GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Three Months Ended May 31, 2023	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2024
Effective tax rate, as reported (GAAP)	15.5%	22.7%	—	19.8%	21.0%	—	19.0%
Bed, Bath & Beyond bankruptcy	(1.6)%	—%	—	—%	(0.4)%	—	(0.4)%
Restructuring charges	(2.7)%	(7.6)%	—	(6.1)%	(6.3)%	—	(5.3)%
Subtotal	11.2%	15.1%	—	13.7%	14.3%	—	13.3%
Amortization of intangible assets	(0.2)%	(0.3)%	—	(0.3)%	(0.3)%	—	(0.3)%
Non-cash share-based compensation	(0.4)%	(0.5)%	—	(0.4)%	(0.5)%	—	(0.5)%
Adjusted effective tax rate (non-GAAP)	10.6%	14.3%	—	13.0%	13.5%	—	12.5%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2023	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2024
Net cash provided by operating activities (GAAP)	$121,056	$178,944	—	$193,944	$300,000	—	$315,000
Less: Capital and intangible asset expenditures	(11,877)	(38,123)	—	(33,123)	(50,000)	—	(45,000)
Free cash flow (non-GAAP)	$109,179	$140,821	—	$160,821	$250,000	—	$270,000

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)	This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company’s activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided (used) by operating activities less capital and intangible asset expenditures.

(3)	Net leverage ratio represents total current and long-term debt plus outstanding letters of credit, net of unrestricted cash and cash equivalents, divided by EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as defined in the Company's credit agreement.

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)
On April 22, 2022, the Company completed the acquisition of Curlsmith. As such, the three months ended May 31, 2022 includes approximately six weeks of operating results from Curlsmith and the three months ended May 31, 2023 includes a full quarter of operating results. Curlsmith sales prior to the first annual anniversary of the acquisition are reported in Acquisition. Sales from Curlsmith subsequent to the first annual anniversary of the acquisition are reported in Organic business.

(6)	Beginning in the fourth quarter of fiscal 2023, the Company included net sales revenue from the U.S. and Canada as domestic net sales revenue. Previously, the Company reported sales revenue from Canada within international net sales revenue. The Company has recast all prior period domestic and international net sales revenue presented to conform with this current presentation.

(7)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(8)	Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Beauty & Wellness segment.

(9)	Accounts receivable turnover, inventory turnover and return on average equity computations use 12 month trailing net sales revenue, cost of goods sold or net income components as required by the particular measure. The current and four prior quarters' ending balances of trade accounts receivable, inventory and equity are used for the purposes of computing the average balance component as required by the particular measure.